Exhibit 99.1

Company Contact: John F. DeBernardis, Ph.D., President & CEO
(847) 573-8000

Investor Contact: Julie Huang or Courtney Wen, Financial Dynamics
(212) 850-5600

Media Contact: Jeff Siegel, Monarch Communications
(516) 569-4271

Applied NeuroSolutions Renews Agreement with Peter Davies, Ph.D.

VERNON HILLS, IL - December 12, 2005 - Applied NeuroSolutions, Inc. (OTC BB: APNS), a Company focused on the development of an integrated product portfolio for the diagnosis and treatment of Alzheimer's disease, today announced it has renewed its consulting agreement with Peter Davies, Ph.D.

Dr. Davies, the Judith and Burton P. Resnick Professor of Alzheimer’s Disease Research at Albert Einstein College of Medicine (AECOM), is the Company’s founding scientist and a world-renowned pioneer in the area of tau pathology and Alzheimer’s disease. In partnership with Dr. Davies and a team of distinguished scientists at AECOM, Applied NeuroSolutions is primarily engaged in the research and development of a diagnostic test to detect, and novel therapeutics to treat, Alzheimer's disease. The three-year renewal of Dr. Davies agreement allows Applied NeuroSolutions and Dr. Davies to continue building on the scientific successes the close working relationship has achieved.

Applied NeuroSolutions has a long-term agreement with AECOM that grants Applied NeuroSolutions the exclusive licensing rights to commercialize Dr. Davies’ neurodegenerative disease related discoveries.

“I am pleased to continue my relationship with the team at Applied NeuroSolutions,” said Dr. Davies. “We have worked very closely over the past twelve years, and they have done a fantastic job creating viable commercial products from the research tools my lab has provided.”

“Peter has played an integral role in the development of our lead product, a diagnostic test for Alzheimer’s disease,” said John DeBernardis, Ph.D., President and Chief Executive Officer of Applied NeuroSolutions. “As a result of Dr. Davies’ research, we are also involved in the discovery and development of a unique therapeutic that may represent the first therapy able to stop the progression of AD. We are pleased to continue our collaboration and look forward to building our product pipeline in conjunction with Peter and the scientists at Albert Einstein.”

About Applied NeuroSolutions

Applied NeuroSolutions, Inc. (OTC BB: APNS) is developing products to diagnose and treat Alzheimer's disease based on a novel hypothesis of AD pathology. In partnership with Dr. Peter Davies and a scientific team at Albert Einstein College of Medicine, Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy in more than 3,000 patient samples. There are approximately 2 million new patients annually worldwide who are candidates for an AD CSF diagnostic test, according to Datamonitor. The company is also developing a blood serum-based screening test, as well as a new class of therapeutics to treat AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd. For more information, visit www.appliedneurosolutions.com.

There are currently no FDA-approved diagnostic tests to detect Alzheimer's disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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